Exhibit 10(c)

SEVEN SEAS PETROLEUM INC.
LOGO                                                  PRESS RELEASE

                                               Contacts:
                                               Bryan Sanchez, Investor Relations
                                               Seven Seas Petroleum Inc.
                                               713-622-8218
                                               www.sevenseaspetro.com


                   SEVEN SEAS ANNOUNCES $45 MILLION FINANCING

July 9, 2001 HOUSTON, TEXAS Seven Seas Petroleum Inc. (AMEX: "SEV") announced today a $45 million financing to fund its 2001-2002 business plan. The principal points of the financing follow:

     o Chesapeake Energy Corporation, a public oil and gas company traded on the New York Stock Exchange, has agreed to purchase $22.5 million of senior secured notes with detachable warrants to purchase 12,612,140 shares of Seven Seas common stock at approximately $1.78 per share. After all the transactions contemplated in this financing are completed, Chesapeake will have warrants to purchase 20% of the Company's common stock. These notes will bear interest at 12% per annum, compounded quarterly, and interest will be accrued for the first two years. Principal and accrued interest will be due at maturity on November 7, 2004.

     o A group of qualified investors led by Robert A. Hefner III, the Company's Chairman and Chief Executive Officer, will agree to purchase $22.5 million of short-term secured notes. Mr. Hefner will purchase $15 million of these notes, and two of the Company's independent directors will participate as well. A limited liability company controlled by the father of a third independent director will also participate.

     o As soon as possible after the closing of the senior secured notes and the short-term secured notes, Seven Seas will offer to current shareholders, in the form of a rights offering, $22.5 million of senior secured notes with detachable warrants to purchase 12,612,140 shares at approximately $1.78 per share. The terms of these notes will be substantially similar to those offered to Chesapeake. If shareholders take up all their rights to purchase these notes, they will receive warrants to purchase 20% of the Company's common stock.

     o Proceeds from the rights offering will be used to redeem the short-term secured notes sold to Mr. Hefner and the qualified investors. Any senior secured notes with warrants not purchased in the rights offering will be exchanged for the remaining short-term secured notes owned by Mr. Hefner and the other qualified investors. If shareholders exercise none of their rights, and all the warrants are then issued to Chesapeake and the qualified investors, upon exercise of all the warrants, Chesapeake will own 20%, the qualified investors will own 20% and current shareholders will own 60% of the Company. In this case, for his $15 million commitment, Mr. Hefner will be issued warrants to purchase 13.33% of the Company, or 22.22% of the current number of shares outstanding. The number of shares issuable upon exercise of all of the warrants is equal to approximately 66.67% of the current number of shares outstanding.

     o If after closing of the rights offering Mr. Hefner has purchased less than $10 million of notes, he has granted Chesapeake an option that could require Mr. Hefner to purchase from Chesapeake an amount of notes and a proportionate share of the warrants equal to the difference between $10 million and the amount of notes Mr. Hefner acquired through the rights offering. If Mr. Hefner purchases $10 million of notes in the aggregate, he would acquire warrants to purchase 5,605,397 shares or 8.89% of the Company, or 14.81% of the current number of shares outstanding.

     o Pursuant to the agreement with Chesapeake, $15 million will be escrowed for the drilling of an exploration well to test the Subthrust Dindal Prospect, located below the Guaduas Oil Field. Additionally, for the first two years, the Company will escrow 1/6 of its semi-annual $6.9 million interest payment on its $110 million senior notes on a monthly basis to provide greater security that such payments will be made.

     o Closing is set for July 23, 2001. Closing of this financing is subject to CIBC World Markets Corp. (CIBC), an independent investment banking firm and the Company's financial advisor, rendering an opinion that the planned transactions are fair to the Company from a financial point of view. CIBC is expected to provide its written opinion on the fairness of the transactions following a review of the final documents.

The American Stock Exchange (AMEX) would normally require that the Company seek shareholder approval prior to closing this financing. However, pursuant to the Company's request, the AMEX has granted the Company an exception from the shareholder approval requirement based on the Company's representation that the time required to seek shareholder approval would seriously jeopardize the financial viability of the Company. This press release does not constitute an offer of any securities for sale. Offers will be made only pursuant to a registration statement filed with the U.S. Securities and Exchange Commission
(SEC).

The financing transactions, including the AMEX exception, will be more fully described in a letter from Mr. Hefner that will be sent promptly to Seven Seas shareholders. This letter, which will be filed with the SEC on a Form 8-K, will soon be available on the Company's Web site (www.sevenseaspetro.com) and on the SEC's Web site (www.sec.gov).

Seven Seas Petroleum Inc. is an independent oil and gas exploration and production company operating in Colombia, South America. The Company's primary emphasis is on further exploration, development and production of the Guaduas Oil Field, located in Colombia's prolific Magdalena Basin.

Statements regarding anticipated oil and gas production and other oil and gas operating activities, including the costs and timing of those activities, are "forward looking statements" within the meaning of the Securities Litigation Reform Act. The statements involve risks that could significantly impact Seven Seas Petroleum Inc. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks discussed in detail in the Seven Seas Petroleum Inc.'s filings with the U.S. Securities and Exchange Commission.

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